Exhibit 4.6
PUERTO RICO SAVINGS & INVESTMENT PLAN
Restated Effective as of October 1, 2009
Effective July 1, 1989
First Restatement Effective October 1, 1996
Second Restatement Effective December 31, 2002
Third Restatement Effective July 30, 2004
Fourth Restatement Effective January 1, 2008
Fifth Restatement Effective October 1, 2009

PUERTO RICO SAVINGS & INVESTMENT PLAN
Index
Page

INTRODUCTION	5

ARTICLE 1 — DEFINITIONS	7

ARTICLE 2 — PARTICIPATION	13

2.01 Eligibility	13
2.02 Participation	13
2.03 Participant Status	14
2.04 Reemployment	14

ARTICLE 3 — CONTRIBUTIONS	15

3.01 Basic Contribution	15
3.02 Supplemental Contributions	15
3.03 Pre-Tax Contributions	15
3.04 Change in Basic and Supplemental Contributions	15
3.05 Suspension of Basic and Supplemental Contributions	16
3.06 Company Contributions	16
3.07 Rollover Contributions	19
3.08 PR Code Section 1165(e) Nondiscrimination Tests	19
3.09 Dollar Limitation on Pre-Tax Contributions	24
3.10 Crediting of Contributions	24
3.11 Miscellaneous	25

ARTICLE 4 — TRUST FUND AND INVESTMENT FUNDS	26

4.01 The Trust Agreement	26
4.02 The Trustee	26
4.03 Separate Funds	26
4.04 Investment Funds	26
4.05 Temporary Investment	27
4.06 Investment of Participant Contributions	27
4.07 Investment of Company Contributions	27
4.08 Investment Managers	27
4.09 Participant Responsibility For Selection of Funds	28
4.10 Voting by Participants	28
4.11 Changes in Investment Funds or Elections, Conversions	28

ARTICLE 5 — ACCOUNT STATEMENTS AND VALUATION	30

5.01 Valuation of Accounts	30
5.02 Valuation Upon Transfer, Withdrawal, or Distribution	30
5.03 Statement of Accounts	30

ARTICLE 6 — VESTING OF CONTRIBUTIONS	31

6.01 Vesting of Basic and Supplemental Contributions	31
6.02 Vesting of Company Contributions	31
6.03 Vesting of Rollover Contributions	31
6.04 Forfeiture on Termination of Employment	31
6.05 Disposition of Forfeitures	31
6.06 Restoration of Forfeitures	31

ARTICLE 7 — DISTRIBUTIONS	32

7.01 Distribution of Benefits	32
7.02 Installment Option	33
7.03 Proof of Death and Right of Beneficiary	33
7.04 Completion of Appropriate Forms and Procedures	34
7.05 Investment Pending Distribution	34
7.06 Direct Rollovers	34

ARTICLE 8 — WITHDRAWAL PRIOR TO TERMINATION OF EMPLOYMENT AND SPECIAL PRE-TAX CONTRIBUTION RULES	35

8.01 Election to Withdraw from Accounts	35
8.02 Order of Withdrawal from Accounts	35
8.03 Rules Applicable to Withdrawals Prior to Termination of Employment	36
8.04 Hardship Withdrawals	37
8.05 Restrictions on Pre-Tax Contribution Distributions	37
8.06 Loan Provisions	38

ARTICLE 9 — ADMINISTRATION OF THE PLAN	40

9.01 Employee Benefits Committee	40
9.02 Benefits Administration Committee	41
9.03 Pension Investment Committee	41
9.04 Indemnification by Company	42
9.05 Plan Expenses	42
9.06 Named Fiduciaries	42
9.07 Delegation	42
9.08 Multiple Capacities	43

ARTICLE 10 — AMENDMENTS, TERMINATION, PERMANENT DISCONTINUANCE OF CONTRIBUTIONS, MERGER OR CONSOLIDATION	44

10.01 Amendment of the Plan	44
10.02 Termination or Permanent Discontinuance of Contributions	44
10.03 Partial Termination	44
10.04 Benefits in Case of Merger or Consolidation	44

ARTICLE 11 — MISCELLANEOUS	46

11.01 Benefits Payable from Trust Fund	46
11.02 Elections	46
11.03 No Right to Continued Employment	46
11.04 Inalienability of Benefits and Interests	46
11.05 Qualified Domestic Relations Orders	47
11.06 Payments for Exclusive Benefit of Participants	47
11.07 Puerto Rico Law to Govern	47
11.08 No Guarantee	47
11.09 Address of Record	47
11.10 Unlocated Spouse	47
11.11 Plan Administrator	47
11.12 Agent for Process	48
11.13 Payments in the Event of Incompetency	48
11.14 Transfer of Prior Plan and Affiliated Plan Assets and Liabilities to This Plan	48
11.15 Payment of Expenses	49
11.16 Headings	49

ARTICLE 12 — CLAIM PROCEDURE.	50

12.01 Initial Determination	50
12.02 Review	50

Schedule A — Compensation	52
Schedule B — Participating Companies	53

PUERTO RICO SAVINGS & INVESTMENT PLAN
INTRODUCTION
The Puerto Rico Savings & Investment Plan (the “Plan”) provides a means for full-time hourly and salaried employees to save money through payroll deduction and to increase their savings with a matching Company Contribution of 50% of the first 6% of Compensation contributed. The Plan initially only permitted contributions to be made to the Plan on an after-tax basis; however, effective January 1, 1992, a salary deferral arrangement was authorized.
The Plan allows Participants the flexibility to choose to invest their contributions among a variety of Investment Funds. Company Contributions follow the investment decisions a Participant makes with regard to his own contributions.
This Plan is a continuation of the RJR Employees’ Savings and Investment Plan (the “Predecessor Plan”) for those salaried employees who were participants in that plan on June 30, 1989 and all accounts held under the Predecessor Plan were transferred to this Plan. The installment payment option offered under the Predecessor Plan for participants in that plan as of September 30, 1988, shall be retained for such participants who transfer to this Plan. Effective as of April 1, 2002, eligible employees of R. J. Reynolds Tobacco (CI), Co. were added as a participating unit in the Plan. Effective as of August 1, 2002, the sponsorship of the Plan was transferred from R. J. Reynolds Tobacco Co. to MSSH, Inc. (n/k/a R.J. Reynolds Global Products, Inc.), each of which is a member of the R.J. Reynolds Tobacco Holdings, Inc. controlled group of corporations and the name of the Plan was changed to the Savings & Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico. Prior to August 1, 2002, the name of the Plan was the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico.
The Plan was restated effective October 1, 1996, and was again restated, effective December 31, 2002, to reflect Plan changes and amendments made since the 1996 restatement. The Plan was further amended effective January 1, 2004 to change the matching contribution for Employees hired or rehired on or after that date.
The Plan was amended and restated effective as of July 30, 2004 (the “Closing”), to incorporate prior amendments and to reflect the transactions contemplated by the Business Combination Agreement between Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Holdings, Inc. (“RJRTH”). Pursuant to the Business Combination Agreement, RJRTH and Brown & Williamson Tobacco Corporation agreed to form a new corporation, Reynolds American Inc. (“RAI”). In connection with the Closing and to simplify the administration of the Plan, effective as of the Closing, R.J. Reynolds Global Products, Inc. transferred sponsorship of the Plan to RAI.
The Plan was restated effective as of January 1, 2008 to reflect Plan changes and amendments made since the 2004 restatement.

Effective as of October 1, 2009, the Plan, is restated as set forth herein to reflect Plan changes and amendments made since the 2008 restatement, including the change in the name of the Plan to the Puerto Rico Savings & Investment Plan. The Plan, as restated, is a profit sharing plan that is intended to be qualified under Section 1165(a) of the Puerto Rico Internal Revenue Code of 1994, as amended.

ARTICLE 1
DEFINITIONS
1.01	Account means, with respect to any Participant, his After-Tax Contribution Account, his Pre-Tax Contribution Account, and his Company Contribution Account. Some Participants may also have Rollover Contribution Accounts.
1.02	Affiliated Company means RAI and any corporation which is a member of a controlled group of corporations (as defined in Section 210(c) of ERISA) which includes RAI; and any trade or business (whether or not incorporated) which is under common control (as defined in Section 210(d) of ERISA) with RAI.
1.03	Affiliated Plan means a defined contribution plan sponsored by an Affiliated Company if such plan has been designated by the Committee as an Affiliated Plan.
1.04	After-Tax Contributions means the contributions which a Participant elects to make to the Plan in accordance with Section 3.03.
1.05	After-Tax Contribution Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to his own Supplemental After-Tax Contributions, and any investment earnings and gains or losses thereon.
1.06	Automatic Enrollment Date means, for each Eligible Employee, a date determined by the Committee, which date is as soon as practicable following the date the Eligible Employee first becomes eligible to participate in the Plan in accordance with Section 2.01(c).
1.07	Basic Contributions means the contributions which a Participant elects to make to the Plan in accordance with Section 3.01.
1.08	Beneficiary means the beneficiary designated by the Participant under RAI’s or the Company’s group term life insurance plan, unless the Participant has designated any other person or persons (who may be designated contingently or successively and which may be an entity other than a natural person), on a form supplied by the Committee, to receive benefits payable in the event of the death of the Participant; provided, however, that if the Participant is married at the date of his death, the Beneficiary shall be the Participant’s surviving Spouse, and any such Beneficiary designation that names a Beneficiary other than his Spouse exclusively shall be void unless it has been consented thereto in writing by the Participant’s Spouse and such consent was witnessed by a notary public on a form supplied by the Committee. The Spouse’s consent must designate the alternative Beneficiary and/or form of benefit, must acknowledge the effect of such consent, and cannot be changed without subsequent spousal consent. The Participant may, however, revoke the alternative Beneficiary at any time, thereby reinstating his Spouse as sole Beneficiary. In the event of the Participant’s death without an effective Beneficiary designation, any Plan benefits payable shall be paid in equal parts to the Participant’s surviving children or, if the Participant has no surviving children, to the Participant’s surviving parents or, if the Participant has no surviving parents, to the Participant’s surviving siblings or, if the Participant has no surviving siblings, to the Participant’s estate. Section 8.06(d) shall be referred to in the event of the death of a Participant with an outstanding loan balance. Section 11.13 should be referred to for payment in the event of incompetency of a survivor. Sections 7.01(f) and 11.05 should be referred to in the event of a Qualified Domestic Relations Order. Notwithstanding the foregoing, any Beneficiary, prior to accepting any benefit under the Plan, may disclaim his designation as Beneficiary under the Plan, by executing and delivering to the Benefits Administration Committee an irrevocable waiver in the form and manner prescribed by the Benefits Administration Committee, at any time. In the event a Beneficiary so disclaims his interest hereunder, Plan benefits will be paid as if the Participant died without an effective Beneficiary designation.
1.09	Benefits Administration Committee means the Benefits Administration Committee appointed by the Committee pursuant to Section 9.02 to carry out the day-to-day responsibilities of the Plan administration.
1.10	Board of Directors means the Board of Directors of Reynolds American Inc. and any committee authorized by such Board or a committee thereof to act in its behalf with reference to the Plan.
1.11	Break in Service occurs at the end of any twelve consecutive-month period beginning on a Severance Date during which an Employee does not complete an hour of Service.
1.12	Committee means for the period from July 30, 2004 through August 17, 2004, the RJR Employee Benefits Committee, and thereafter means the RAI Employee Benefits Committee, which shall act as the Plan Administrator for the Plan. The Committee shall have the duties and powers described in Article 9.
1.13	Company means any Participating Company, as provided in Schedule B, with respect to its Eligible Employees.
1.14	Company Contributions means the contributions made by the Company for the Plan Year pursuant to Section 3.06 and allocated to a Participant’s Company Contributions Account.
1.15	Company Contribution Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to any contributions made in his behalf by the Company, and any investment earnings and gains or losses thereon.
1.16	Compensation means, with respect to any Plan Year, the basic compensation paid for services performed for the Company or an Affiliated Company which is currently includable in gross income under the PR Code and such other forms of compensation as are listed in Schedule A hereto for the calendar year beginning in such Plan Year.

Schedule A shall be revised as the Committee from time to time modifies the forms of compensation which are to be included. Only compensation received by the Participant while an Eligible Employee shall be taken into account for Plan purposes.
1.17	Disability means being disabled as determined by the Federal Social Security Administration.
1.18	Effective Date of this restatement means October 1, 2009. The original effective date of the Plan is July 1, 1989.
1.19	Eligible Employee means any Employee of the Company who is not covered under any other defined contribution plan sponsored by RAI; provided, that except as the Board of Directors or the Committee may otherwise provide on a basis uniformly applicable to all persons similarly situated, no person shall be an “Eligible Employee” for purposes of the Plan:
(a)	who is excepted by the Board of Directors or the Committee,

(b)	whose terms and conditions of employment are determined by a collective bargaining agreement with the Company, if employee retirement benefits were negotiated thereunder, which does not make this Plan applicable to him,

(c)	who is not an Employee of the Company and who has performed services for the Company on a substantially full time basis pursuant to an agreement between the Company and other organization, or

(d)	who is a nonresident alien of Puerto Rico and who receive no earned income from the Company from sources within Puerto Rico.
1.20	Employee means any person employed by the Company or an Affiliated Company.
1.21	Entry Date means any business day.
1.22	ERISA means the Employee Retirement Income Security Act of 1974, and as may be amended.
1.23	Investment Fund(s) means the separate funds or trusts in which After-Tax, Pre-Tax, and Company Contributions to the Plan are invested in accordance with Article 4.
1.24	Manufacturing Employee means any person who was classified by the Company as an Employee in its manufacturing division.
1.25	Normal Retirement Age means normal retirement of a Participant at or after age 65.
1.26	Participant means any person participating in the Plan as provided in Article 2. Except for purposes of Sections 2.01, 2.02 and 6.02 (ii) and Article 3, an Eligible Employee who has

made a rollover or transfer to the Plan which meets the requirements of Section 3.07 or 11.14 and for whom a Rollover Contribution Account or Plan Account is maintained shall be treated as a Participant and such Eligible Employee shall become a Participant for all purposes after meeting the requirements of Sections 2.01 and 2.02.
1.27	Participating Company means any company listed on Schedule B.
1.28	Pension Investment Committee means for the period from July 30, 2004 through August 17, 2004, the RJR Pension Investment Committee, and thereafter means the RAI Pension Investment Committee.
1.29	Plan means the Puerto Rico Savings & Investment Plan, as described herein or as hereafter amended. Prior to October 1, 2009, the Plan was known as the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico.
1.30	Plan Year means the calendar year. Prior to January 1, 2003, the Plan Year was the period from each December 31 through the following December 30, except that the initial Plan year was July 1, 1989-December 30, 1989. December 31, 2002 was a one-day Plan Year.
1.31	PR Code means the Puerto Rico Internal Revenue Code of 1994, as amended from time to time. Reference to any section or subsection of the PR Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
1.32	Predecessor Plan means the RJR Employees’ Savings and Investment Plan which was succeeded in part by this Plan with respect to salaried employees of the Company.
1.33	Pre-Tax Contributions means the Participant’s Basic Contributions and Supplemental Pre-Tax Contributions made in accordance with Sections 3.01 and 3.02.
1.34	Pre-Tax Contribution Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to his own Pre-Tax Contributions, and any investment earnings and gains or losses thereon.
1.35	RAI means Reynolds American Inc., the sponsor of the Plan effective as of July 30, 2004.
1.36	Retirement means normal retirement of a Participant who has attained age 65, or the early retirement of a Participant who has attained age 55 and who has completed either 2 years of participation in the Plan or 5 years of Service.
1.37	Rollover Contributions mean amounts a Participant contributes from another employee benefit plan qualified under PR Code Section 1165(a) pursuant to Section 3.07.

1.38	Rollover Contribution Account means that portion of the Trust Fund which, with respect to any Eligible Employee, is attributable to his Rollover Contributions, and any investment earnings or losses thereon.

1.39	Service means all periods during which an Employee is employed by the Company or any Affiliated Company commencing with the first day of employment or the first day of reemployment and ending with his Severance Date which next follows the first day of employment or the first day of reemployment, as the case may be. The first day of employment or the first day of reemployment shall be deemed to be the first day in which the Employee performs an “Hour of Service” (as defined in U.S. Department of Labor Reg. Section 2530.200b-2) as an Employee. Periods of Service commencing on the first day of employment and ending on the first Severance Date and commencing on each reemployment date and ending on the Severance Date which next follows shall be aggregated on a day by day basis and 365 days of aggregated Service shall constitute one year of Service. Service shall include any period of authorized part-time employment, periods of authorized leave of absence up to a maximum of one year, periods of absence due to qualified military service as required by USERRA, periods of absence due to unpaid leave taken pursuant to the Family and Medical Leave Act of 1993 or similar state laws (to the extent required by such state laws, but only to the extent such leave is not otherwise credited under this Section 1.38), and periods of absence due to illness or disability up to a maximum of 12-consecutive months.

1.40	Severance Date means the following:
(a)	the date on which an Employee quits, retires, is discharged, dies or terminates employment following a period of salary and benefit continuation; or

(b)	the first anniversary of the first date of a period in which an Employee remains absent from Service (with or without pay) with the Company or an Affiliated Company for any reason other than quit, retirement, discharge, or death; provided, however, the absence from Service of an Employee receiving benefits under one or more long-term disability plans of the Company or an Affiliated Company is not a severance until the earlier of Normal Retirement Age, the cessation of such disability payments or two consecutive years on long-term disability; provided further that if such an Employee in active employment after his Normal Retirement Age becomes disabled, his Severance Date is the date such long-term disability plan benefits commence or would commence.

In the case of an Employee who is absent from work by virtue of (i) the Employee’s pregnancy, (ii) birth of the Employee’s child, (iii) placement of a child with the Employee by adoption, or (iv) caring for any such child for a period of up to a year immediately following such birth or placement, the Severance Date is the second anniversary of the first day of absence from Service provided that the period between the first and second anniversary of such first day of absence is neither counted as Service nor a Break in Service.

1.41	Spouse means the Participant’s spouse, as defined under the federal Defense of Marriage Act, at the time of the Participant’s death and to whom the benefits under the Plan shall be payable in the event of the Participant’s death unless a valid Beneficiary designation and consent thereto by the Participant’s spouse has been made and received by the Committee, or unless such benefits are subject to a qualified domestic relations order as defined in Section 206(d)(3) of ERISA.

1.42	Supplemental Contributions means the contributions which a Participant elects to have the Company make directly to the Plan on behalf of the Participant in accordance with Sections 3.02 and 3.03, and which are not eligible for Company Matching Contributions.

1.43	Termination of Employment means separation from the employment of the Company or an Affiliated Company for any reason, including, but not limited to, Retirement, death, Disability, resignation or dismissal by the Company; provided, however, that transfer in employment between the Company and an Affiliated Company shall not be deemed to be a “Termination of Employment” and provided further, that if an Employee is rehired by the Company or an Affiliated Company within 30 days of his separation from the employment of the Company or an Affiliated Company, such separation shall not be considered to be a “Termination of Employment”.

1.44	Trustee means Banco Popular de Puerto Rico or any successor trustee or trustees appointed pursuant to Article 4 with whom the funds of the Plan are held.

1.45	Trust Fund means the cash and other properties arising from (i) contributions made by Participants and by the Company in accordance with the provisions of this Plan, (ii) funds transferred from a Prior Plan, and (iii) any investment earnings and gains or losses thereon. The Trust Fund is held and administered by the Trustee pursuant to Article 4.

1.46	USERRA means the Uniformed Services Employment and Reemployment Rights Act. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with USERRA.

1.47	Valuation Date means each business day and any other date the Committee deems desirable or necessary to value the Trust Fund in accordance with Article 5.
The masculine pronoun whenever used herein shall include the feminine, and singular number whenever used herein shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

ARTICLE 2
PARTICIPATION
2.01	Eligibility.
(a)	Any Eligible Employee who is a Participant in the Plan on the Effective Date shall continue as a Participant.

(b)	Any Eligible Employee who is not a Participant in the Plan on the Effective Date shall be eligible to become a Participant on any future Entry Date.

(c)	Any Employee shall be eligible to become a Participant in the Plan as of the first Entry Date coincident with or next following the date he becomes an Eligible Employee.

(d)	All Eligible Employees of a Participating Company who participate in this Plan shall participate under the terms and conditions herein stated.
2.02	Participation.
(a)	Participation in the Plan by an Eligible Employee is voluntary. An Eligible Employee may become a Participant on any Entry Date by making application in a manner prescribed by the Committee in which he:
(i)	designates the percentage of Compensation to be contributed as Basic Contributions in accordance with Section 3.01 and/or designates the percentage of Compensation to be contributed as Supplemental Contributions in accordance with Section 3.02 and/or Section 3.03;

(ii)	further designates his contributions as Pre-Tax or After-Tax;

(iii)	authorizes applicable payroll deductions; and

(iv)	chooses one or more Investment Fund(s).
(b)	If the Eligible Employee does not make the application contemplated in Section 2.02(a) prior to his Automatic Enrollment Date, such Eligible Employee shall become a Participant effective as of his Automatic Enrollment Date and shall be deemed to have (i) authorized payroll deductions for Basic Contributions in accordance with Section 3.01, equal to 3% of his Compensation and (ii) elected to invest such contributions in the Vanguard LifeStrategy Conservative Growth Fund, or such other fund as the Pension Investment Committee may designate. Notwithstanding the foregoing, the Eligible Employee may at any time elect a different contribution percentage (including 0%) in accordance with Section 3.04 and/or different Investment Funds in accordance with Section 4.06.

2.03	Participant Status. An Eligible Employee who has once become a Participant shall remain a Participant so long as he remains in the Service of the Company or an Affiliated Company, and shall cease to be a Participant upon his Termination of Employment, except that if he has met the conditions for entitlement to a benefit, he shall remain a Participant so long as he has an Account balance. However, active participation, including contributions to the Plan by or for a Participant, shall automatically be suspended effective as of the Participant’s Severance Date and during any time period for which he does not receive a paycheck. Participation in the Plan shall cease as of the date Accounts are transferred to a plan of an Affiliated Company or are completely distributed to the Participant or his Beneficiary.

2.04	Reemployment. If a former Employee is rehired as an Eligible Employee after a Severance Date, he shall be entitled to become a Participant on the Entry Date coincident with or next following his date of reemployment.

ARTICLE 3
CONTRIBUTIONS
3.01	Basic Contributions. Subject to the provisions of Section 3.09, each Participant may contribute from 1% to 6% of his Compensation to the Plan (in 1% increments) as Pre-Tax Contributions in lieu of an equal amount being paid to him as current cash Compensation. Basic Contributions are matched with Company Contributions in accordance with Section 3.06(b). Basic Contributions are made through payroll deductions.

3.02	Supplemental Pre-Tax Contributions. Subject to the provisions of Section 3.09, a Participant who has authorized the maximum Basic Contribution rate of 6% may also make additional Pre-Tax Contributions to the Plan by authorizing Supplemental Pre-Tax Contributions of 1% to 10% of his Compensation (in 1% increments) in lieu of an equal amount being paid to him as current cash Compensation. Supplemental Pre-Tax Contributions are made through payroll deductions.

3.03	Supplemental After-Tax Contributions.
(a)	A Participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with Pre-Tax Contributions, by authorizing Supplemental After-Tax Contributions of 1% to 10% of his Compensation (in 1% increments) in lieu of an equal amount being paid to him as current cash Compensation; provided that the combined percentage of Compensation for Basic Contributions, Supplemental Pre-Tax Contributions and Supplemental After-Tax Contributions is a minimum of 1% and a maximum of 16% (after-tax contributions are referred to as “Supplemental” even though a Participant may elect to make them prior to authorizing any or the full amount of Basic Contributions). Supplemental After-Tax Contributions are made through payroll deductions.

(b)	The Committee shall have the right to establish rules with respect to the making of elections pursuant to this Section, including without limitation, the right to require that any such election be made at such time prior to its becoming effective as the Committee shall determine and the right to restrict the Participant’s right to change such election. Pre-Tax Contributions are intended to be treated for Puerto Rico income tax purposes as contributions made by the Company under a qualified cash or deferred arrangement (as defined in PR Code Section 1165(e)), but shall be treated as if they were contributions by a Participant for the purpose of the Plan except where the Plan expressly indicates otherwise.
3.04	Change in Basic and Supplemental Contributions. Subject to the provisions of this Article, a Participant may elect to change the percentage of his authorized payroll deduction by giving notice to the Committee in the prescribed manner. Such changed percentage shall become effective beginning with the first payroll period commencing after processing such notice.
If a mistake-of-fact is made with regard to any contribution, the Committee shall, depending on the mistake-of-fact, either (i) cause said contribution to be returned to the Participant without restriction, or (ii) accept additional contributions for the affected period. Examples of a “mistake-of-fact” would be the continuation of payroll deductions after a Participant has requested the suspension of such deductions or failure to act on written instructions to take deductions.
3.05	Suspension of Basic and Supplemental Contributions.
(a)	A Participant may elect to suspend his Basic and/or Supplemental Contributions, provided that all Supplemental Pre-Tax Contributions shall be suspended before Basic Contributions are suspended, by notifying the Committee in advance in the manner prescribed by the Committee. The suspension shall become effective on the first payroll period commencing after processing such request. No Company Matching Contributions shall be made by the Company on behalf of such a Participant during a period of suspension of Basic Contributions.

(b)	A Participant who has suspended his Basic or Supplemental Contributions may elect to apply to the Committee to resume his contributions in the manner prescribed by the Committee. The resumption shall become effective as of the first payroll period commencing on or after processing his request.

(c)	No contributions may be made by a Participant for any period of unpaid absence from Service including, but not limited to, absence due to sickness, leave of absence, or service in the Armed Forces. A Participant who has ceased to make contributions under the Plan in accordance with this subsection (c) shall again be eligible to resume making contributions on the date he returns to Service as an Eligible Employee.

(d)	A Participant who has ceased to make contributions under the Plan because he has ceased to be an Eligible Employee but, nevertheless, continue to be an Employee shall again be eligible to resume making contributions on the date he again becomes an Eligible Employee and gives written notice to the Committee in the prescribed manner.
3.06	Company Contributions.
(a)	General.
(i)	All Company Contributions shall be made subject to the terms and conditions of this Section 3.06.

(ii)	In satisfaction of its obligation under this Section 3.06, the Participating Companies shall pay their contributions in cash.

(iii)	Company Contributions shall be made out of the current or accumulated profits of the Participating Companies.

(iv)	Each Company Contribution to the Plan is conditioned on its deductibility. To the extent permitted under applicable law, in the event that the Secretary of the Puerto Rico Department of the Treasury determines that the Plan does not qualify for tax-exempt status under PR Code Section 1165 and issues an adverse determination with respect to its initial qualification, Company Contributions made on or after the date on which such determination or refusal is applicable shall, at the Participating Company’s discretion, be returned to each Participating Company without interest within one year after such determination, but only if the application for determination is made by the time prescribed by law for filing the Participating Company’s return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Puerto Rico Department of the Treasury may prescribe.

(v)	To the extent permitted by applicable law, in the event that a Company Contribution to the Plan is made by a mistake of fact or all or part of the Participating Company’s deductions under PR Code Section 1023(n) for contributions to the Plan are disallowed by the Puerto Rico Department of the Treasury, the portion of the contributions attributable to such mistake of fact or to which such disallowance applies shall be returned to the Participating Company without interest. Any such return shall be made within one year after the making of such contribution by mistake of fact or disallowance of deductions, as the case may be.
(b)	Company Matching Contributions.
(i)	For each Plan Year, the Participating Companies shall contribute an amount (the “Company Matching Contributions”) which, together with any forfeitures under Article 6, shall produce an allocation to each Participant’s Company Contribution Account equal to:
(A)	50% of such Participant’s Basic Contributions for such Plan Year for each Participant who is accruing a benefit under a defined benefit plan sponsored by RAI; or

(B)	100% of such Participant’s Basic Contributions for such Plan Year for each Participant who is not accruing a benefit under a defined benefit plan sponsored by RAI;

(ii)	Each Participating Company’s share of Company Matching Contributions for any Plan Year shall be that proportion of the amount of Company Matching Contributions for that year which the Basic Contributions withheld by that Participating Company bears to the total Basic Contributions withheld by all Participating Companies for the Plan Year.
(c)	Retirement Enhancement Contributions. Effective for Plan Years beginning on and after January 1, 2006, the Participating Companies shall contribute an additional amount (the “Retirement Enhancement Contribution”) which, together with any forfeitures under Article 6 remaining after Section 3.06(b), shall produce an allocation to the Company Contribution Account of certain eligible Participants other than the “Excluded Participants” (as defined below) which shall be determined as follows:
(i)	For each eligible Participant whose first date of employment as an Eligible Employee or most recent date of reemployment as an Eligible Employee is on or after January 1, 2004, the Retirement Enhancement Contribution shall be equal to 3% of such Participant’s Compensation.

(ii)	The Retirement Enhancement Contribution for all other eligible Participants shall be as determined in accordance with the following chart:

Total of Age plus Years of Vested	Retirement Enhancement Contribution
Service as of January 1, 2006	(as a % of Compensation)

Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	8%
80 or more	9%
(d)	Excluded Participant. For purposes of Section 3.06(c), the term “Excluded Participant” shall mean any Participant who is either eligible to accrue a “Grandfathered Benefit” or retired with a “Grandfathered Benefit” under the Retirement Plan for Salaried Employees of R. J. Reynolds Tobacco in Puerto Rico (as such term is defined thereunder), and whose first date of employment as an Eligible Employee and most recent date of reemployment as an Eligible Employee, if applicable, is prior to January 1, 2004. Notwithstanding the foregoing, effective as of April 1, 2007, the term “Excluded Participant” shall also include any Participant who is a Manufacturing Employee. Compensation earned while an Excluded Participant will not be taken into account for purposes of determining the Retirement Enhancement Contribution.

(e)	Manufacturing Employees. Notwithstanding any provision of the Plan to the contrary, in satisfaction of their obligation to make the annual Retirement Enhancement Contribution described in Section 3.06(c) above, the Participating Companies shall contribute an amount to the Company Contribution Account of each eligible Participant who was a Manufacturing Employee on April 1, 2007, in an amount equal to the greater of (A) two times the product of the Participant’s base job value for 2007 multiplied by the Participant’s applicable Retirement Enhancement percentage determined under Section 3.06(c) above, or (B) $2,000.
3.07	Rollover Contributions. The Trustee is authorized to accept as Rollover Contributions any contributions as requested by an Eligible Employee, provided that such Eligible Employee certifies that such contributions meet the following criteria:
(a)	the contributed amounts were distributed from an employee retirement plan qualified under the PR Code;

(b)	the contribution is made either (i) as a direct rollover to the Plan, or (ii) by the Eligible Employee, within 60 days after the date such contributions are received by the Eligible Employee;

(c)	if applicable, the spousal consent requirements of Section 205(c) of ERISA were complied with; and

(d)	such Rollover Contributions meet any other conditions as determined necessary by the Trustee or Committee to comply with PR Code Section 1165(b)(2).
3.08	PR Code Section 1165(e) Nondiscrimination Tests.
(a)	Definitions. For purposes of this Section, the following additional definitions shall be used:
(i)	Actual Deferral Percentage or ADP means the ratio (expressed as a percentage calculated to two decimal points) of Pre-Tax Contributions, Qualified Matching Contributions, and Qualified Nonelective Contributions on behalf of the Eligible Participants for the Plan Year to the Eligible Participant’s Compensation for the Plan Year.

(ii)	Average Actual Deferral Percentage or Average ADP means the average (expressed as a percentage calculated to two decimal points) of the Actual Deferral Percentages (ADPs) of the Eligible Participants in a group.

(iii)	Eligible Participant means any Eligible Employee of the Company who is authorized under the terms of the Plan to have After-Tax Contributions, Pre-Tax Contributions, Nonelective Contributions, or

Company Matching Contributions allocated to his Account for the Plan Year; regardless as to whether or not any such contributions are so allocated.

(iv)	Highly Compensated Employee means any Eligible Participant who is more highly compensated than two-thirds of all other Eligible Participants.

(v)	Nonhighly Compensated Employee means an employee of the Company who is not a Highly Compensated Employee.

(vi)	Nonelective Contributions means contributions made by the Company other than Company Matching Contributions or Pre-Tax Contributions and that the Participant cannot otherwise elect to receive in cash.

(vii)	Qualified Matching Contributions means matching Company Contributions that are 100% vested and nonforfeitable when made and that are subject to the same distribution limitations as Pre-Tax Contributions.

(viii)	Qualified Nonelective Contributions means those Nonelective Contributions that are 100% vested and nonforfeitable when made and that are subject to the same distribution limitations as Pre-Tax Contributions (but are not eligible for withdrawal pursuant to Section 8.02).
(b)	Average Actual Deferral Percentage Test (ADP Test)
(i)	Notwithstanding anything in this Plan to the contrary, contributions made under the Plan (and any other Plan that is aggregated with the Plan in accordance with PR Code Section 1165(e)(3) and regulations thereunder) by or on behalf of a Participant shall be restricted so as to comply with one of the following ADP Tests.
(A)	1.25 Test. The Average ADP for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25; or,

(B)	Two Times/2% Test. The Average ADP for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average ADP for Eligible Participants who are Highly Compensated Employees does not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of the Puerto Rico Department of the Treasury shall prescribe.
The Committee shall have the right to limit Pre-Tax Contributions of Highly Compensated Employees as, and to the extent that it, in its discretion, deems necessary to comply with one of the above tests.

(ii)	Determination of ADP Excess Contributions. The amount of excess contributions for a Highly Compensated Employee will be determined in the following manner: First, the ADP of the Highly Compensated Employee with the highest ADP is reduced to the extent necessary to satisfy the ADP Test or cause such ratio to equal the ADP of the Highly Compensated Employee with the next highest ADP. Second, this process is repeated until the ADP test is satisfied. The amount of excess contributions for a Highly Compensated Employee is then equal to the excess of the total contributions taken into account for the ADP Test over the product of (1) the Employee’s ADP following the reduction described above and (2) the Employee’s Compensation. The amount of Company Contributions attributable to any portion of an Employee’s excess contributions shall be distributed, if vested, or if not vested, forfeited and held in a suspense account and used to reduce the Company’s future Company Contributions.

Income on a Participant’s ADP excess contributions shall be determined by multiplying the income allocated to his Pre-Tax Contribution Account for the Plan Year in which such ADP excess contribution was made by a fraction, the numerator of which is the ADP excess contributions for such Participant for the Plan Year, and the denominator of which is the total Pre-Tax Contribution Account balance for such Participant as of the first day of the Plan Year, plus the Pre-Tax Contributions made on behalf of the Participant during the Plan Year.

Upon the distribution of ADP excess contributions, the amount of income required to be distributed with respect to the period between the last day of the Plan Year and the date on which the excess is distributed (the “gap period”) shall be 10% of the amount of income allocable to ADP excess contributions for such Plan Year multiplied by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of determining the number of calendar months that have elapsed since the last day of the Plan Year, if the distribution is made on or before the 15th day of the month, such month shall not be included, and if the distribution is made after the 15th day of the month, such month shall be included.

(iii)	Special Rules.
(A)	For purposes of this Section, the ADP for any Eligible Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pre-Tax Contributions, Qualified Matching Contributions or Qualified Nonelective Contributions allocated to his account under two or more plans or arrangements described in PR Code Section 1165(e) that are maintained by the Company or an Affiliated Company shall be determined as if all such Pre-Tax, Qualified Matching and Qualified Nonelective Contributions were made under a single arrangement.

(B)	In the event that this Plan satisfies the requirements of PR Code Section 1165(a)(3) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of PR Code Section 1165(a)(3) only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Eligible Participants as if all such plans were a single plan.

(C)	The Committee may, to the extent permitted under the applicable PR Code Treasury Regulations, recharacterize as After-Tax Contributions for such Plan Year all or a portion of the Pre-Tax Contributions for Participants who are Highly Compensated Employees to the extent necessary to comply with the applicable limit set forth in this Section 3.08(b), using the leveling method described in Section 3.08(b)(ii) above. Recharacterized amounts shall remain nonforfeitable and subject to the same distribution requirements as Pre-Tax Contributions. Amounts may not be recharacterized with respect to a Highly Compensated Employee to the extent that such amount, in combination with other After-Tax Contributions made by such Employee, would exceed the limitations under the Plan with respect to After-Tax Contributions. Recharacterization shall occur no later than 2-1/2 months after the last day of the Plan Year in which such excess Pre-Tax Contributions arose.

(D)	The determination and treatment of the Pre-Tax Contributions, Qualified Nonelective Contributions, Qualified Matching Contributions and ADP of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Puerto Rico Department of the Treasury, including the provisions of the applicable PR Code Treasury Regulations which are incorporated herein by reference.

(E)	Notwithstanding any provision of this Plan, to the event permitted by the PR Code and its regulations, the Committee may elect to aggregate the Affiliated Companies for purposes of determining compliance by the Plan with the ADP Test of PR Code Section 1165 and the determination of Highly Compensated Employees.
(c)	Corrections of Excess Contributions
(i)	If the Committee shall determine that the Pre-Tax Contributions on behalf of any Participant or group of Participants might result in discrimination in favor of Employees who are officers, shareholders or Highly Compensated Employees or might cause the Plan to violate the requirements for cash or deferred arrangement under PR Code Section 1165(e), the Committee shall have the right to cause such adjustments to be made in the past, current or future Pre-Tax Contributions on behalf of such Participants and in the manner provided in the applicable PR Code Treasury Regulations, as will, in the Committee’s opinion, avoid such discrimination and satisfy the requirements of PR Code Section 1165(e) and regulations promulgated thereunder, including, without limitation, the right to recharacterize any Pre-Tax Contributions on behalf of a Participant as current Compensation of the Participant to either be distributed (along with income allocable thereto, as determined pursuant to Section 3.08(b)(ii)) to the Participant or contributed as an After-Tax Contribution and subject to such terms and conditions as will cause the Plan to meet the requirements for a qualified cash or deferred arrangement under PR Code Section 1165(e) and regulations promulgated thereunder. The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants. Any Pre-Tax Basic Contributions that are recharacterized as After-Tax Contributions pursuant to this Section shall not be eligible for Company Matching Contributions.

(ii)	If the Committee shall determine that the After-Tax Contributions of any Participant or group of Participants might result in discrimination in favor of employees who are Highly Compensated Employees, or might cause the Plan to violate the requirements of PR Code Section 1165(a)(4) and regulations promulgated thereunder, the Committee shall have the right to cause such adjustments to be made in past, current or future After-Tax Contributions of such Participants and in the manner provided in the applicable PR Code Treasury Regulations as will, in the Committee’s opinion, avoid such discrimination and satisfy the requirements of PR Code Section 1165(a)(4), including, without limitation, the right to distribute such contributions (along with income allocable thereto) to the Participant and subject to such terms and conditions as will cause the Plan to meet the requirements of PR Code Section 1165(a)(4) and regulations promulgated thereunder. The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants.

3.09	Dollar Limitation on Pre-Tax Contributions.
(a)	Notwithstanding anything else in this Article, a Participant may not designate more than $9,000 in 2009 and 2010, $10,000 in 2011 and 2012, and $12,000 in and after 2013 (or such other amount as may be specified by the Secretary of the Puerto Rico Department of the Treasury on account of an increase in cost of living index) as Pre-Tax Contributions in any calendar year. Provided that, annual Pre-Tax Contributions by a Participant who also contributes to an individual retirement account described in PR Code Section 1169 will be further limited to the extent required by the PR Code.

(b)	Notwithstanding any other provision of the Plan, excess Pre-Tax Contributions and income allocable thereto shall be distributed no later than each April 15 to Participants who claim Allocable Excess Pre-Tax Contributions for the preceding calendar year. “Allocable Excess Pre-Tax Contributions” shall mean the amount of Pre-Tax Contributions for a calendar year that the Participant allocates to this Plan pursuant to the claim procedure described herein.

(c)	The Participant’s claim shall be in writing, shall be submitted to the Committee no later than March 1; shall specify the Participant’s excess Pre-Tax Contributions for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Allocable Excess Pre-Tax Contributions, when added to amounts deferred under other plans or arrangements described in Sections 1165(e) and 1169 of the PR Code, exceeds the limit imposed on the Participant by Section 1165(e)(7) of the PR Code for the year in which the deferral occurred.

(d)	The Allocable Pre-Tax Contributions distributed to a Participant with respect to a calendar year shall be adjusted for income and, if there is a loss allocable to the excess Pre-Tax Contributions, shall in no event be less than the lesser of the Participant’s Pre-Tax Account under the Plan or the Participant’s Pre-Tax Contributions for the Plan Year.

(e)	Notwithstanding any other provision of the Plan, Participant’s excess Pre-Tax Contributions to the Plan which the Participant has not claimed to be Allocable Excess Pre-Tax Contributions pursuant to the procedure described herein shall be, to the extent permitted under the applicable PR Code Treasury Regulations, recharacterized as After-Tax Contributions; provided that the combined percentage of Compensation for all After-Tax Contributions (including Supplemental After-Tax Contributions) shall in no event exceed 10%. Any Pre-Tax Contributions that are recharacterized as After-Tax Contributions pursuant to this Section shall not be eligible for Company Matching Contributions.
3.10	Crediting of Contributions. Basic Contributions, Supplemental Pre-Tax Contributions, Supplemental After-Tax Contributions and loan repayments are credited to the

Participant’s Account as of the earliest date on which such contributions can reasonably be segregated from the Company’s general assets.

3.11	Miscellaneous. The Committee shall have the right to establish rules with respect to the making of elections pursuant to this Article 3, including without limitation, the right to require that any such election be made at such time prior to its becoming effective as the Committee shall determine and the right to restrict the Participant’s right to change such election. Such Pre-Tax Contributions are intended to be treated for Puerto Rico income tax purposes as contributions made by the Company under a qualified cash or deferred arrangement (as defined in PR Code Section 1165(e)), but shall be treated as if they were contributions by a Participant for the purpose of the Plan except where the Plan expressly indicates otherwise.

ARTICLE 4
TRUST FUND AND INVESTMENT FUNDS
4.01	The Trust Agreement. The Committee, on behalf of RAI, shall enter into a trust agreement which shall contain such provisions as shall render it impossible for any part of the corpus of the Trust or income therefrom to be at any time used for, or diverted to, purposes other than for the exclusive benefit of Participants. Any or all rights or benefits accruing to any person under the Plan with respect to any Company Contributions deposited under the Trust Agreement shall be subject to all the terms and provisions of the Trust which shall specifically incorporate and be subject to the provisions of the Plan.

4.02	The Trustee. The Trustee will be a corporate trustee appointed by the Committee to serve at its pleasure.

4.03	Separate Funds. The Trustee shall maintain separate Investment Funds within the Trust Fund as designated by the Pension Investment Committee from time to time.

4.04	Investment Funds.

(a) Subject to Section 4.03, the following Investment Funds are maintained within the Trust Fund as of the Effective Date:

Vanguard Retirement Savings Trust Fund,
Vanguard Total Stock Market Index Fund,
Vanguard Total International Stock Index Fund,
Vanguard LifeStrategy Conservative Growth Fund,
Vanguard LifeStrategy Moderate Growth Fund,
Vanguard LifeStrategy Growth Fund, and
RAI Common Stock Fund.

(b) The Pension Investment Committee reserves the right to eliminate, add or modify any funds from time to time, including changes to comply with regulations and interpretations that may be issued from time to time by the U.S. Department of Labor.

(c) Limitations/Rules. Notwithstanding any provision of the Plan to the contrary, (1) the Pension Investment Committee may establish rules and procedures relating to the investments in one or more of the Investment Funds, which rules and procedures may be changed from time to time by the Pension Investment Committee and (2) the Investment Funds shall be subject to, and governed by, all applicable legal rules and restrictions and the rules specified by the investment fund providers in the fund prospectus(es) or other governing documents thereof (to the extent such rules and procedures are imposed and enforced by the investment fund provider against the Plan or a particular Participant). Such rules, procedures and restrictions may limit the ability of a Participant to make transfers into or out of a particular Investment Fund and/or may result in additional transaction fees or other costs relating to such transfers.

4.05	Temporary Investment. Pending permanent investment of the assets of any Investment Fund, the Trustee may temporarily hold cash or make short-term investments in obligations of the United States Government, commercial paper, an interim investment fund for tax qualified employee benefit plans established by the Trustee unless otherwise provided by applicable law, or other investments of a short-term nature.

4.06	Investment of Participant Contributions.
(a)	Election. All Basic and Supplemental Participant Contributions will be invested at the election of the Participant in multiples of 1% in the Investment Funds described in Section 4.04. A Participant may make or change an election on any day by giving notice to the Committee in the prescribed manner. Any such election or change of election shall be effective as of the first payroll period after it is processed.

(b)	Reallocation of Investments. A Participant may elect on any day to reallocate the investment of his Accounts to any one or combination of the Investment Funds, in multiples of 1% by giving notice to the Committee in such manner as the Committee may prescribe. The amounts reallocated will be based upon values as of the Valuation Date applicable to the processing of the request.

(c)	Limitations/Rules. The provisions of this Section are subject to the rules, procedures and restrictions described in Section 4.04(c) of the Plan. In furtherance of, but without limiting the foregoing, the Trustee, recordkeeper, Pension Investment Committee, Committee or Investment Fund provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.
4.07	Investment of Company Contributions. Company Contributions will track the Investment Fund elections that a Participant makes with regard to Basic and Supplemental Contributions.

4.08	Investment Managers. The Pension Investment Committee may enter into a written agreement with or direct the Trustee to enter into an agreement with one or more investment managers to manage the investments of one or more of the Investment Funds. Such investment managers may include one or more legal reserve life insurance companies which enter into group annuity contracts with the Trustee. The Pension Investment Committee may remove any such investment manager or any successor investment manager, or direct the Trustee to do so, and any such investment manager may resign. The Pension Investment Committee may, upon removal or resignation of an investment manager, provide for the appointment of a successor investment manager.

4.09	Participant Responsibility For Selection of Funds. Each Participant is solely responsible for the selection of his Investment Funds. Neither the Trustee, the Committee, any Benefits Administration Committee, the Pension Investment Committee, the Company nor any of the directors, officers or employees of the Company are empowered to advise a Participant as to the manner in which his Accounts should be invested. The fact that a security is available to Participants for investment under the Plan shall not be construed as a recommendation for the purchase of that security, nor shall the designation of any Investment Fund impose any liability on the Company, its directors, officers or employees, the Trustee, the Committee, any Benefits Administration Committee, or the Pension Investment Committee.

4.10	Voting by Participants.
(a)	Voting of Stock Generally. Each Participant shall have the right and shall be afforded the opportunity to instruct the Trustee how to vote that proportionate number of the total number of shares of stock held in the RAI Common Stock Fund which is the same proportion that the value of his interest bears to the total value of such Fund. Instructions by Participants to the Trustee shall be in such form and pursuant to such regulations as the Committee may prescribe. Any such instructions shall remain in the strict confidence of the Trustee. Any shares for which no such instructions are received by the Trustee shall be voted by the Trustee in the same proportion as the shares for which instructions are received.

(b)	Tender or Exchange Offers. In the event of a tender or exchange offer for any or all shares of Stock, the Committee shall notify each Participant or Beneficiary and utilize its best efforts to timely distribute or cause to be distributed to him such information as will be distributed to other shareholders of such Stock in connection with any such tender or exchange offer. Each Participant or his Beneficiary shall have the right to instruct the Trustee in writing to tender or exchange shares of Stock credited to his Account under the Trust Fund. Unless the Trustee determines that ERISA requires it to act otherwise, the Trustee shall not tender or exchange any shares of Stock credited to a Participant’s Account under the Trust Fund unless specific instructions to tender or exchange such shares have been received. For purposes of this Section 4.10(b), “Stock” shall mean the stock held in the RAI Common Stock Fund.
4.11	Changes in Investment Funds or Elections, Conversions. Notwithstanding any provision of the Plan to the contrary:
(a)	The Committee, in its sole and absolute discretion, may temporarily suspend, in whole or in part, certain Plan transactions, including, without limitation, the right to change or suspend contributions, and/or the right to receive a distribution, loan or withdrawal from an Account in the event of any conversion, change in recordkeeper and/or Plan merger or spinoff.

(b)	The Pension Investment Committee, in its sole and absolute discretion, may suspend, in whole or in part, temporarily or permanently, Plan transactions dealing with investments, including without limitation, the right of a Participant to change investment elections or reallocate Account balances in the event of any conversion, change in recordkeeper, change in Investment Funds and/or Plan merger or spinoff.

(c)	The Committee, the Pension Investment Committee, the Trustee, recordkeeper or Investment Fund provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate in order to comply with the rules, procedures and restrictions described in Section 4.04(c) of the Plan.

(d)	In the event of a change in Investment Funds and/or a Plan merger or spinoff, the Pension Investment Committee, in its sole and absolute discretion, may decide to map investments from a Participant’s prior investment fund elections to the then available Investment Funds under the Plan. In the event that investments are mapped in this manner, the Participant shall be permitted to reallocate funds among the Investment Funds (in accordance with the terms of the Plan and any relevant rules and procedures adopted for this purpose) after the suspension period described in Paragraph (a) of this Section (if any) is lifted.

ARTICLE 5
ACCOUNT STATEMENTS AND VALUATION
5.01	Valuation of Accounts. As of each Valuation Date, the Accounts of each Participant shall be adjusted to reflect any appreciation or depreciation in the fair market value and any income earned by each Investment Fund in which the Participant’s Accounts are invested since the prior Valuation Date. Such fair market value shall be the aggregate fair market value of all securities or other property held for each Investment Fund, plus cash and accrued earnings, less accrued expenses and proper charges against each Investment Fund.

When determining the value of the Participant’s Accounts, any deposits due which have not been deposited in the Trust Fund on behalf of the Participant shall be added to his Accounts. Similarly, adjustments of Accounts for appreciation or depreciation of an Investment Fund shall be deemed to have been made as of the Valuation Date to which the adjustment relates, even though they are actually made as of a later date.

5.02	Valuation Upon Transfer. Withdrawal, or Distribution. The valuation of Accounts for purposes of an in-service withdrawal, a transfer of Accounts to another Investment Fund, or a cash distribution shall be as described in Section 5.01.

5.03	Statement of Accounts. Each Participant shall be furnished at least annually a statement setting forth the value of his Accounts.

ARTICLE 6
VESTING OF CONTRIBUTIONS
6.01	Vesting of Basic and Supplemental Contributions. Each Participant’s Basic and Supplemental Contributions (including Pre-Tax Contributions) shall at all times be fully vested.

6.02	Vesting of Company Contributions. A Participant shall become fully vested in his Company Contributions upon completion of the earlier of (i) 36 months of Service or (ii) completion of 24 months after he becomes a Participant, or (iii) in the event of any one of the following:
(a)	attainment of age 65 while an Employee,

(b)	Retirement,

(c)	Disability while an Employee,

(d)	death while an Employee,

(e)	termination of the Plan, or

(f)	complete discontinuance of Company Contributions.
6.03	Vesting of Rollover Contributions. Contributions transferred pursuant to a Rollover (Section 1.36) shall at all times be fully vested.

6.04	Forfeiture on Termination of Employment. If a Participant’s employment is terminated prior to attainment of age 65 for reasons other than Retirement, Disability, or death, the portion, if any, of his Company Contribution Account in which he is not vested shall be forfeited upon the earlier of (i) the accrual of five (5) consecutive Break in Service years, or (ii) the receipt of a cash-out and, under circumstances where all Participant Contributions were distributed prior to Termination of Employment or there are no Participant Contributions, a cash-out will be deemed to have been made on the date the Termination of Employment occurred. All forfeitures pursuant to (ii) above are subject to the provisions of Section 6.06.

6.05	Disposition of Forfeitures. Forfeitures attributable to former Participants (or Employees) of each Participating Company who has adopted the Plan shall be used to reduce the Company Contributions otherwise payable to the Plan by each of such Participating Company who has adopted the Plan.

6.06	Restoration of Forfeitures. Any amount forfeited pursuant to the provisions of clause (ii) of Section 6.04 shall be restored to the Account of a Participant if the Participant is reemployed by the Company or an Affiliated Company before he accrues five (5) consecutive Break in Service years. The restoration will occur without the requirement that the Participant repay to the Plan any amounts previously distributed to him.

ARTICLE 7
DISTRIBUTIONS
7.01	Distribution of Benefits.
(a)	Termination of Employment. A Participant who has a Termination of Employment for reasons other than death may elect to receive distribution of the value of his vested Accounts in the form of (i) a lump sum or (ii) monthly installments as provided in Section 7.02, subject to the provisions of Section 7.01(e). Distribution shall be made as soon as administratively feasible following the valuation of the Participant’s Accounts. Notwithstanding the foregoing, if the Committee has not received an application for distribution by the time specified in subsection (d) below, distribution shall automatically be made in the form of a lump sum at such time.

(b)	Death. The Accounts of a Participant who has died shall be distributed to his Beneficiary in a single lump sum payment. Payment will be made after notification and verification of the Participant’s death. The Accounts shall be valued as of the Participant’s date of death, and distribution shall be made as soon as administratively feasible following the valuation of the Participant’s Accounts.

(c)	Latest Date for Distribution. Unless otherwise elected pursuant to subsection (a) above, all distributions shall be made no later than 60 days after the close of the Plan Year in which occurs the latest of (i) the date on which the Participant attains (or would have attained) age 65 provided he has a Termination of Employment, or (ii) termination of the Participant’s Service with the Company or an Affiliated Company.

(d)	Small Lump Sum Cash Outs. The foregoing notwithstanding, if the value of the Participant’s vested Account does not exceed $1,000, a lump sum distribution shall be made to the Participant as soon as administratively feasible following the Participant’s Termination of Employment. In no event shall the Account of a Participant which is in excess of the amount of $1,000 be distributed to him prior to the later of the time the Participant has attained normal retirement age (as determined pursuant to ERISA Section 3(24)) or age 62, without the written consent of the Participant.

(e)	QDRO. Notwithstanding subsections (a)-(d) above and Section 11.05, if a qualified domestic relations order, as described in Section 11.05, requires the distribution of all or part of a Participant’s benefits under the Plan, the acknowledgment of the alternate payee’s rights to benefits under the Plan in accordance with the qualified domestic relations order shall in all events be applied in a manner consistent with the terms of the Plan. Notwithstanding the foregoing, (i) the Committee is authorized, pursuant to such uniform and nondiscriminatory rules as it shall establish which shall be consistent with applicable law and the terms of the applicable qualified domestic relations order, to cash out benefits to which alternate payees may be entitled prior to the date such benefits would otherwise become payable in accordance with the applicable provisions of the Plan, and (ii) in no event shall the recognition of an alternate payee’s rights in accordance with this Section 7.01(e) be deemed to include the right to make a withdrawal pursuant to the provisions of Article VIII or to receive any benefits in the form of a partial payment.

(f)	Common Stock Fund Distribution. A Participant or his Beneficiary may elect that the distribution from the RAI Common Stock Fund be in the form of cash or shares of common stock of RAI, except that any fractional interest in a share shall be paid in cash. If a Participant does not make an election in connection with the distribution, the RAI Common Stock Fund shall be paid in cash.
7.02	Installment Option.
(a)	A Participant may elect to receive the cash portion of his distribution by payment in monthly installments over a period not to exceed the lesser of fifteen years or the Participant’s life expectancy as follows: the amount of each installment to be paid to each Participant making such an election shall be based upon the value of his assets as of the last Valuation Date of the month coinciding with or next following the date of receipt of the Participant’s election and monthly thereafter, and shall be determined by multiplying each such value by a fraction the numerator of which shall be the number of unpaid installments. Life expectancy shall be computed by the use of the term multiple contained in Section 1.79-2 of the Federal Income Tax Regulations. In the event the Committee determines that any payment(s) represents an amount less than the minimum required payment pursuant to Section 401(a)(9) of the United States Internal Revenue Code of 1986, as amended, it shall correct the payment(s).

(b)	A Participant or Beneficiary who is receiving the installment form of payment may elect, as of any future Valuation date to receive the remaining value of his Account in a single lump sum payment. The lump sum payment shall be made as of the next practicable monthly payment date.

(c)	If the Participant dies before all the installments are paid the remaining value of his Account shall be paid to his Beneficiary in a single lump sum payment; provided, however, that the surviving Spouse Beneficiary may elect that the remaining value of the Account continue to be paid in installments.

(d)	In no event shall any payment be made in the form of an annuity.
7.03	Proof of Death and Right of Beneficiary. The Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary to receive the undistributed value of the Accounts of a deceased Participant as the Committee may deem proper, and its determination of death and of the right of such Beneficiary or other person to receive payments shall be conclusive.

7.04	Completion of Appropriate Forms and Procedures. The Committee has prescribed forms/procedures providing notice to it in order for a distribution to be made under the Plan. In the event a Participant or a Beneficiary does not comply with such procedures before the date a distribution becomes payable under the terms of the Plan, payment of such Participant or Beneficiary’s Accounts may, at the option of the Committee (taking into account Section 11.13), be mailed to the Address of Record as provided in Section 11.09.

7.05	Investment Pending Distribution.
(a)	The provisions of Sections 4.06(a) and (b) shall continue to apply to the Accounts of inactive Participants, including Participants who have elected the installment option as provided in Section 7.02(a).

(b)	A Participant is not entitled to any interest, dividends or any other form of investment proceeds on his Account for the period between the Valuation Date on which his Account is valued for payment and the date payment is made.
7.06	Direct Rollovers.

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article, a distributee may elect, at the time and in the manner prescribed by the Committee, to have his entire Plan distribution paid directly to a qualified retirement plan described in PR Code Section 1165(a) or to an individual retirement account described in PR Code Section 1165(b)(2) specified by him.

ARTICLE 8
WITHDRAWAL PRIOR TO TERMINATION OF EMPLOYMENT
AND SPECIAL PRE-TAX CONTRIBUTION RULES
8.01	Election to Withdraw from Accounts. As of any Valuation Date and subject to Sections 8.02, 8.03 and 8.04, an active Participant may elect to withdraw, in cash only and in a stated amount, all or a portion of the value of vested amounts in his Accounts.

8.02	Order of Withdrawal from Accounts. Withdrawals as described in Section 8.01 and subject to the rules of Section 8.03 shall be applied by the Committee against a Participant’s Accounts in the order and classification as follows:

Tax-Free Withdrawal: If applicable, an active Participant may withdraw the value of his After-Tax Contributions in his After-Tax Contribution Account. Notwithstanding the foregoing, investment earnings and accretions on After-Tax Contribution may not be withdrawn.

Regular Withdrawal I: An active Participant may withdraw the value of his Rollover Contribution Account, and the vested value of his Company Contribution Account; provided, that a Participant with less than 60 months of Plan participation may not withdraw Company Contributions that have been in the Plan for less than 24 months.

Regular Withdrawal II: An active Participant may withdraw the remaining value attributable to After-Tax Contributions in his After-Tax Contribution Account, the value of his Rollover Contribution Account, and the vested value of his Company Contribution Account, subject to the following rules:
(a)	Participants with less than 60 months of Plan participation may not withdraw Company Contributions that have been in the Plan for less than 24 months.

(b)	As further provided in Section 8.03(e), if earnings and accretions on After-Tax Contributions that have been in the Plan for less than 24 months are withdrawn by a Participant with less than 60 months of Plan participation, the Participant will be suspended from receiving Company Matching Contributions for a period of 6 months.
Hardship Withdrawal: An active Participant who qualifies for a financial hardship as defined in Section 8.04 may make a withdrawal of his Accounts in the following order:
(i)	After-Tax Contributions.

(ii)	The value in his Rollover Contribution Account.

(iii)	The vested value of Company Contributions that have been in the Plan for over 24 months.

(iv)	The remaining vested value of his Company Contribution Account.

(v)	The value of his Pre-Tax Contribution Account (excluding earnings and accretions thereon).
8.03	Rules Applicable to Withdrawals Prior to Termination of Employment. The following rules shall, except as noted in Section 8.04, apply to withdrawals under this Article 8:
(a)	Withdrawals may only be made by prior notice to the Committee in the manner prescribed by the Committee.

(b)	Excluding hardship withdrawals, no more than one withdrawal may be made in any six-month period.

(c)	Excluding hardship withdrawals, in no event may a Participant make a withdrawal in an amount less than $1,000, or the maximum amount available for withdrawal as a Tax-Free Withdrawal, Regular Withdrawal I or Regular Withdrawal II, if less.

(d)	In no event may a Participant elect an order of withdrawal other than set forth in Section 8.02, nor may a Participant select the classification or Investment Fund from which his stated amount of withdrawal will be withdrawn.

(e)	A Participant with less than 60 cumulative months of participation in the Plan making a withdrawal (other than a hardship withdrawal pursuant to Subsection 8.02) of earnings and accretions on After-Tax Contributions that have been in the Plan for less than 24 months shall be suspended from receiving Company Matching Contributions for a period of six months from the instant Valuation Date. If by error more than one withdrawal is permitted or made during a single 6-month period, each such withdrawal shall separately incur a 6-month suspension period, but such periods shall run concurrently (for example, a withdrawal 2 months after the start of a suspension period due to a prior withdrawal will result in a total concurrent suspension period for both withdrawals of 8 months and not 12 months).

(f)	To the extent feasible, the Committee, upon receipt of a withdrawal application, will inform a Participant of any suspensions that will occur as a result of the withdrawal.

(g)	Payments of withdrawal amounts will be made as soon as practicable after a Participant’s election to withdraw and only as of a preceding Valuation Date.

(h)	Amounts received from a Rollover or any prior, Affiliated or Predecessor Plan in a trust-to-trust transfer which were subject to PR Code Section 1165(e) under such Plan shall be subject to PR Code Section 1165(e) requirements under this Plan.
8.04	Hardship Withdrawals. Financial hardship for purposes of Section 8.02 shall mean that a Participant requires a withdrawal of money for an immediate and heavy financial need. Such withdrawal cannot exceed the sum of (i) the amount required to meet such need, and (ii) any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. No withdrawal shall be permitted unless the hardship cannot reasonably be relieved from other sources including distributions (other than hardship distributions) and nontaxable loans available under any plan, through reimbursement or compensation by insurance or otherwise, by liquidation of assets, by cessation of all Pre-Tax and After-Tax Contributions under the Plan, or by borrowing from commercial sources on reasonable commercial terms, to the extent any of these sources would not itself cause an immediate and heavy financial need. This determination will be made by the Committee based in all the relevant facts and circumstances. Purchase by a Participant of a primary residence, the need to prevent eviction or foreclosure on the primary residence of a Participant, postsecondary education tuition, related fees, or room and board for a Participant, or his Spouse, child or dependents for the next twelve months, and any non-reimbursed medical expense (within the meaning of PR Code Section 1023(aa)(2)(P)) of a Participant, his Spouse or dependents may generally be considered situations of heavy financial need, unless otherwise governed by law or regulation. The Committee may, under rules established by it which are uniformly applicable to all similarly situated Participants, determine other circumstances where a Participant has a heavy financial need and the decision of the Committee as to whether a Participant satisfies the financial hardship rule shall be conclusive, unless otherwise governed by law or regulation.

8.05	Restrictions on Pre-Tax Contribution Distributions. Notwithstanding any other provision in this Plan to the contrary, a Participant’s Pre-Tax Contribution Account may not be distributed earlier than upon one of the following events:
(a)	The Participant’s Retirement, death, Disability or Termination of Employment;

(b)	The termination of the Plan without the establishment of a successor plan;

(c)	A Participant’s attainment of age 59 1/2;

(d)	A Participant’s Hardship, restricted as set forth in Section 8.04;

(e)	The sale or other disposition of the Company to an unrelated corporation, which does not maintain the Plan, of substantially all of the assets used in a trade or business, but only with respect to Employees who continue with the acquiring corporation; or

(f)	The sale or disposition by the Company of its interest in a subsidiary to an unrelated entity which does not maintain the Plan, but only with respect to Employees who continue employment with the subsidiary.
This Section is intended to comply with the earliest distribution requirements of PR Code Section 1165(e)(2)(B) and applicable regulations and is not intended to add any forms of distribution not otherwise allowed under the Plan.

8.06	Loan Provisions. An active Participant, each party in interest as defined in ERISA Section 3(14) who is (i) a Participant but no longer an employee, or (ii) the Beneficiary of a deceased Participant, may make an application to the Committee to borrow from the Trust Fund and the Committee may permit such a loan upon the conditions hereinafter specified and any other rules promulgated by the Committee.
(a)	Loans shall be made available to all eligible Participants on a reasonably equivalent basis and (i) shall not be made available to highly compensated employees in an amount greater than the amount made available to other Participants, and (ii) shall not be permitted for purchasing securities or in any way financing a securities investment.

(b)	The maximum amount of a loan to a Participant shall not exceed the lesser of (i) 50% of the vested interest in his Account, or (ii) $50,000, reduced by the highest outstanding loan balance during the preceding twelve months. The minimum loan amount is $1,000. Notwithstanding the foregoing, no amount of a Participant’s Account shall be considered available for a loan if it is subject to a qualified domestic relations order as such term is defined under Section 206(d)(3) of ERISA.

(c)	The loan term shall not be for more than 60 months, except when for the purchase of a primary residence when the term can be, for not more than 10 years. The loan check shall be signed by the Participant and in signing shall be evidence of agreement to the terms of the loan adequate security (including up to one-half of the Participant’s vested interest in his Account) designated as collateral for guaranteeing the note. The Committee shall have complete discretion in determining lien priorities among the various investments in the Account. The Committee shall determine the interest rate for each loan, consistent with rate being charged by other lending institutions for a similar loan to an unrelated borrower on the same date. A loan shall be deemed to be an investment of a Participant’s individual Account and all interest payments and repayments of principal shall be credited to the Account of the Participant.

(d)	The Participant shall be required to authorize payroll deductions from his Compensation in an amount sufficient to repay the loan over its term. Loan repayment amounts shall be credited to a Participant’s Account as of the date or payment of the Compensation from which the repayment is taken. In the event of default or the Termination of Employment of the Participant before the loan is repaid in full, the unpaid balance thereof shall become due and payable and, to the extent that the outstanding amount in not repaid within 60 days after demand for payment is sent, such amount shall be deemed to have been distributed and the Trustee shall first satisfy the indebtedness from the amount payable to the Participant before making any payment to the Participant. In the event of a Participant’s death before the loan is repaid in full, the Participant’s estate shall be the Beneficiary with respect to the outstanding loan notwithstanding any other deemed or actual Beneficiary designation and the unpaid loan balance shall be deemed to have been distributed to the Participant’s estate.

(e)	During the repayment period for the loan, the Participant shall be permitted to fully participate in the Plan.

(f)	The Participant shall execute such other documents as the Committee shall request.

(g)	Only one loan for each Participant may be outstanding at one time.

(h)	The Committee may make additional rules for loans under the Plan, provided that such rules are administered in a nondiscriminatory manner.

ARTICLE 9
ADMINISTRATION OF THE PLAN
9.01	Employee Benefits Committee.
(a)	The Committee shall have control of and manage the operation and administration of the Plan. It shall have the authority to make amendments to the Plan to ensure compliance with ERISA and to make other amendments to the Plan provided that no such amendments cause a material increase in cost to the Company. The Committee shall also have the authority to appoint and remove trustees for the Plan and to establish and amend trust agreements. The Committee shall have the sole discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, the amount, manner and timing of benefits, the construction, interpretation and application of the Plan and Trust Agreement and the application thereof to relevant facts, as determined by the Committee. Any such decision or action shall be final and binding upon all Participants and Beneficiaries.

(b)	The Committee shall consist of not less than three (3) persons appointed from time to time by the Compensation Committee of the Board of Directors to serve at the pleasure of the Compensation Committee of the Board of Directors. Any member of the Committee may resign by delivering a written resignation to the Secretary of the Committee and such resignation shall be effective upon the date specified therein. A Committee member shall be deemed to have resigned from the Committee if he terminates active employment with all members of the RAI controlled group of corporations.

(c)	The Committee shall elect from its members a Chairman, and shall also elect a Secretary who may be but need not be one of the members of the Committee. The Committee may appoint from its members such committees with such powers as it shall determine, and may authorize one or more of its members, or any agent, to execute or deliver any instrument or make any payment in its behalf.

(d)	The Committee shall hold meetings in person or telephonically upon such notice, at such place or places, and at such time or times as it may from time to time determine.

(e)	A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by the vote of a majority of the members of the Committee present at any meeting or without a meeting by an instrument in writing signed by a majority of the members of the Committee.

(f)	No member of the Committee shall receive any compensation for his service as such, and, except as may be required by applicable law, no bond or other security is required of him in such capacity in any jurisdiction.
9.02	Benefits Administration Committee.
(a)	The Committee, in its discretion, may delegate its administrative duties and responsibilities to one or more Benefits Administration Committees each consisting of three or more persons, who shall be appointed by and serve at the pleasure of the Committee and one or more of whom may also be members of such Committee. Vacancies in the Benefits Administration Committee shall be filled by the Committee but the Benefits Administration Committee may act, notwithstanding any vacancies, so long as there are at least two members of such Benefits Administration Committee. The members of a Benefits Administration Committee shall serve without compensation for their services as such, but shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties.

(b)	Subject to restrictions imposed by the Committee, a Benefits Administration Committee’s powers shall include the following powers:
(i)	to interpret Plan provisions with respect to eligibility, service, vesting and determination of benefits,

(ii)	to calculate benefits and authorize the payment of benefits by the Plan trustees through disbursement accounts as directed by the Benefits Administration Committee,

(iii)	to authorize the payment of routine plan expenses exclusive of trustee, investment manager, or actuary fees,

(iv)	to prepare and/or approve the filing of required governmental reports,

(v)	to maintain Plan and Account records,

(vi)	to prepare employee announcements, forms and procedures, and

(vii)	to review denials of benefit claims made by Participants or Beneficiaries.
The Benefits Administration Committee, at its discretion, may delegate ministerial and clerical duties to assistants, including employees in RAI’s or the Company’s Employee Benefits Department.

9.03	Pension Investment Committee.

(a)	The Pension Investment Committee is a committee whose members are appointed by the Audit and Finance Committee of the Board of Directors to serve at the pleasure of the Audit and Finance Committee of the Board of Directors.

(b)	The Pension Investment Committee is charged with the specific powers, duties and authorities set forth in its Charter, as amended from time to time, including, but not limited to, the appointment and removal of investment managers.

(c)	The Pension Investment Committee shall have the authority to establish rules and procedures governing investment elections and directions of Participants under the Plan, as specified in Section 4.04(c) of the Plan.
9.04	Indemnification by Company. To the extent not insured against by any insurance company pursuant to the provisions of any applicable insurance policy, RAI or the Company shall indemnify and hold harmless the members of the Committee, the members of the Pension Investment Committee, the members of any Benefits Administration Committee and their assistants from any and all claims, demands, lawsuits, or proceedings in connection with the Plan, including the expenses of defense, provided, that such indemnification shall not apply to any person for such person’s act of willful misconduct.

9.05	Plan Expenses. The expenses of administering the Plan, including, without limitation, reasonable fees and expenses of the trustee, certified public accountants, legal counsel, record-keepers, auditors, investment managers and investment advisors, shall be paid from the trust established in accordance with Section 4.01 unless paid directly by RAI or the Company at its election. The Committee will allocate among the Company and all Participating Companies the appropriate share of expenses paid by RAI or the Company. The Committee shall determine the manner in which fees described in this Section 9.05 shall be charged against the Accounts or Investment Funds held in the Trust.

9.06	Named Fiduciaries.
(a)	The Committee, the Pension Investment Committee, and any Benefits Administration Committee, if delegated power in accordance with Section 9.02, shall each constitute named fiduciaries as such term is defined in ERISA.

(b)	By resolution or by an appropriate instrument executed by a duly authorized officer of RAI, RAI may appoint one or more other persons or committees as a named fiduciary in respect of the duties delegated to him or it in such resolution or instrument.
9.07	Delegation. Any named fiduciary designated herein or appointed as provided herein, unless precluded from doing so by the terms of such appointment, may by appropriate instrument designate any person (including any firm or corporation) to carry out part or all of such fiduciary’s responsibilities and upon such designation the named fiduciary shall have no liability, except as imposed by applicable law, for any act or omission of such person. The foregoing does not preclude any other fiduciary to the extent allowed by ERISA and the terms of his appointment from delegating part or all of such fiduciary’s responsibilities with respect to the Plan.

9.08	Multiple Capacities. Any fiduciary may serve in more than one fiduciary capacity with respect to the Plan.

ARTICLE 10
AMENDMENTS, TERMINATION, PERMANENT DISCONTINUANCE OF
CONTRIBUTIONS, MERGER OR CONSOLIDATION
10.01	Amendment of the Plan. The Committee reserves the right to amend or modify the Plan, in whole or in part, at any time, in accordance with the procedure described in Section 9.01, subject to the following:
(a)	No amendment or modification may be made which has the effect of decreasing retroactively the Accounts of any Participant or of reducing the nonforfeitable percentage of the Company Contribution Account of a Participant below the nonforfeitable percentage thereof computed under the Plan as in effect on the later of the date on which the amendment is adopted or becomes effective;

(b)	Except to the extent permitted by law and Section 10.02, no amendment or modification may be made to cause any part of the assets of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of Participants, including retired Participants, Surviving Spouses or Beneficiaries, and the payment of expenses of the Plan prior to the satisfaction of all liabilities for benefits under the Plan;

(c)	If an individual is not a Participant or is a retired Participant on or after the effective date of any amendment or modification to the Plan, the amendment or modification shall not affect such individual’s benefit unless the Committee or the Board of Directors specifically provides otherwise;

(d)	To the extent permitted by law, any modification or amendment of the Plan may be made retroactively, if the Committee (or the Board of Directors) shall deem retroactive application thereof to be necessary or appropriate, either to comply with any law or regulation, or otherwise.
10.02	Termination or Permanent Discontinuance of Contributions. RAI may by action of the Committee terminate the Plan with respect to all or any groups of Participants or direct a complete discontinuance of contributions hereunder for any reason at any time. In case of such termination or complete discontinuance of contributions hereunder, there shall automatically vest in the appropriate Participants nonforfeitable rights to the Company Contributions credited to their Accounts and the total amount in each Participant’s Accounts shall be distributed, as the Committee shall direct, to him or for his benefit.

10.03	Partial Termination. In the event of a partial termination of the Plan, the provisions of Section 10.02 shall be applicable only to the Participants affected by such partial termination.

10.04	Benefits in Case of Merger or Consolidation. The Plan may not be merged or consolidated with, nor may its assets or liabilities be transferred to, any other plan unless each Participant, Spouse, former Participant, retired Participant or Beneficiary under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

ARTICLE 11
MISCELLANEOUS
11.01	Benefits Payable from Trust Fund. All persons with any interest in the Trust Fund shall look solely to the Trust Fund for any payments with respect to such interest.

11.02	Elections. Elections hereunder shall be made by a Participant in writing by the completion and delivery to the Committee of forms prescribed by the Committee for such purposes, or in such other manner as may be prescribed by the Committee, within the time limits set forth hereunder with respect to each such election or, if no time limit is set forth, such limit as may be established by the Committee.

11.03	No Right to Continued Employment. Neither the establishment of the Plan nor the payment of any benefits thereunder nor any action of the Company, the Board of Directors, the Committee, the Pension Investment Committee or the Trustee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company.

11.04	Inalienability of Benefits and Interests.
(a)	No benefit payable under the Plan or interest in the Trust Fund shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant, Spouse or Beneficiary.

(b)	If any Participant, Spouse or Beneficiary shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under the Plan or interest in the Trust Fund, then to the extent permitted by law, the Committee in its discretion may hold or apply such benefit or interest or any part thereof to or for the benefit or interest or any part thereof to or for the benefit of such Participant, or his Beneficiary, his Spouse, children, blood relatives, or other dependents, or any of them, in such manner and in such proportions as the Committee may consider proper.

(c)	Notwithstanding the provisions in (a) and (b) above, any Participant may direct that benefits payable pursuant to Articles 7 or 8 from the Trust Fund shall be paid to the trustee of a trust created by him for his own benefit and for the benefit of his immediate family.

(d)	Notwithstanding any provision of the Plan to the contrary, this Section 11.04 shall not apply to an offset of the Participant’s benefits under the Plan which is permitted pursuant to the provisions of Section 206(d)(4) of ERISA.

11.05	Qualified Domestic Relations Orders.
(a)	The provisions in Section 11.04(a) shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Section 206(d)(3) of ERISA, or any domestic relations order entered before January 1, 1985.

(b)	If the Committee is in receipt of a domestic relations order, or the Committee is otherwise aware that a qualified domestic relations order affecting a Participant’s Account is being sought, the Committee may take such action as necessary (including, without limitation, restricting the Participant’s ability to withdraw or borrow funds in his or her Accounts) in order to administer the Plan consistently with the terms of any such qualified domestic relations order.
11.06	Payments for Exclusive Benefit of Participants. Payments of benefits in respect of the interest of a Participant under the Plan to any person other than such Participant in accordance with the provisions of the Plan shall be deemed to be for the exclusive benefit of such Participant.

11.07	Puerto Rico Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of Puerto Rico, except to the extent such laws are pre-empted by ERISA.

11.08	No Guarantee. Neither the Company, RAI nor the Trustee guarantee the Trust Fund in any manner against loss or depreciation.

11.09	Address of Record. Each individual or entity with an actual or potential interest in the Plan shall file and maintain a current record address with the Plan. Communications mailed by RAI, the Company, the Trustee, the Committee or the Benefits Administration Committee to such record address fulfills all obligations to provide required information to Participants, including former employees, surviving Spouses and Beneficiaries, in regard to the Plan. If no record address is filed, it may be presumed that the address used by RAI, the Company, the Trustee, the Committee or the Benefits Administration Committee in forwarding statements of a Participant’s Account is the record address.

11.10	Unlocated Spouse. Notwithstanding the consent requirement in Section 1.08, if the Participant establishes to the satisfaction of the Committee that such written consent cannot be obtained because there is no Spouse or the Spouse cannot be located, a waiver shall be deemed to be valid. Any consent necessary under Section 1.08 will be valid only with respect to the Spouse who signs the consent or in the event of a deemed election, the designated Spouse.

11.11	Plan Administrator. The Plan Administrator shall be the Committee and it shall be responsible for the performance of all reporting and disclosure obligations under ERISA and regulations promulgated by any federal, state and local agency, provided that the

Committee may delegate under Section 9.02 some or all of such duties as Plan Administrator.

11.12	Agent for Process. The Secretary of RAI shall be the designated agent for the service of legal process.

11.13	Payments in the Event of Incompetency. If the Committee finds that a Participant or other person entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor, the Committee may direct that any benefit due the Participant, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his Spouse, a child, or a parent for the benefit of such Participant, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

11.14	Transfer of Prior Plan and Affiliated Plan Assets and Liabilities to This Plan.
(a)	Prior Plans. Effective as of a date established by the Committee after receipt of a Puerto Rico Department of the Treasury determination that (i) this Plan meets the applicable requirements of Section 1165(a) of the PR Code, and (ii) a prior plan or plans meets the applicable requirements of Section 1165(a) of the PR Code, the assets in cash and liabilities (or only assets not in payout status and related liabilities if directed by the Pension Investment Committee) of a prior plan may be transferred to this Plan if the Pension Investment Committee so directs. This Plan shall be considered as a successor plan with regard to such employee and all prior plan contributions transferred shall be treated as though they were made under this Plan for purposes of vesting, withdrawals and distributions.

(b)	Affiliated Plans. If a Participant of a Puerto Rico qualified Affiliated Plan becomes eligible to be a Participant of this Plan before receiving a distribution from the Affiliated Plan, his account under the Affiliated Plan shall be transferred to this Plan by way of a trustee-to-trustee transfer. This Plan shall be considered as a successor plan with regard to such employee and all Affiliated Plan contributions transferred shall be treated as though they were made under this Plan for purposes of vesting, withdrawals and distributions.

(c)	Notwithstanding (a) or (b) above, this Plan shall not accept a trustee-to-trustee transfer from any plan that is subject to the requirements of Section 205 of ERISA. In the absence of an applicable Participant election, assets transferred from a prior plan or Affiliated Plan shall be invested in the equivalent Investment Funds under this Plan or, if an equivalent Investment Fund does not exist, then the assets from the prior plan or Affiliated Plan shall be invested in the Vanguard Retirement Savings Trust Fund, and the Accounts of participants and beneficiaries under the prior plan or Affiliated Plan will become their Accounts as Participants and Beneficiaries under this Plan, effective as of the transfer date.

11.15	Payment of Expenses.
(a)	Direct charges and expenses arising out of the purchase or sale of securities, and taxes levied on or measured by such transactions may be charged against the Account(s) or Investment Fund for which the transactions took place.

(b)	Direct charges or expenses arising out of the establishment and maintenance of any funding account with an insurance company or other financial institution may be charged against the Account(s) or Investment Fund for which the funding account is established.

(c)	Investment manager fees arising out of the establishment and maintenance of any Investment Fund may be charged against the Investment Fund for which the Investment Manager fees are incurred.

(d)	Trustee fees attributable to the Trust, auditor fees for the plan, and IRS user fees may be paid directly from the Trust. The Committee shall determine the manner in which these fees shall be charged against the Account(s) or Investment Funds held in the Trust.

(e)	Any other charges or expenses relating to the maintenance or administration of the Plan that are permitted under applicable law to be paid from the Trust including, but not limited to, recordkeeping fees, may be paid directly from the Trust. The Committee shall determine the manner in which these charges and expenses shall be charged against the Accounts or Investment Funds held in the Trust.

(f)	Any of the expenses in (a)-(e) above may, at the option of RAI or the Company, be paid wholly or partly directly by RAI or the Company.

(g)	RAI or the Company shall pay all other expenses reasonably incurred in administering the Plan.

(h)	The Committee, along with the Pension Investment Committee, may authorize additional expenses to be charged directly from the Trust; provided that payment of such additional expenses from the Trust is permitted under applicable law, such fees are reasonable, and that any change in fee policy is communicated to Participants in a timely manner.
11.16	Headings. Headings of Articles and Sections of the Plan are inserted for convenience of reference. They constitute no part of the Plan.

ARTICLE 12
CLAIM PROCEDURE
12.01	Initial Determination. The initial determination of a Participant’s, Spouse’s or Beneficiary’s (collectively hereinafter, a “claimant”) eligibility for, and the amount of, a benefit shall be made by the Benefits Administration Committee, or in its absence, the Committee, which shall mail or deliver to each covered individual who has filed an effective claim for a benefit a written statement of the amount of his benefit or a notice of denial of his claim on or before the 90th day following the Committee’s receipt of such claim. If special circumstances require additional time for processing the claim, the Benefits Administration Committee, or in its absence, the Committee, may delay issuing its statement or notice for an additional 90 days provided that the claimant is notified of the circumstances necessitating the delay and the date the Benefits Administration Committee expects to render its decision within the initial 90-day period. A claim for benefits is not effective unless filed in the manner prescribed by the Committee. A notice of denial shall be written in a manner calculated to be understood by the claimant and shall include (a) one or more specific reasons for the denial of the claim, (b) specific reference(s) to provisions of the Plan and/or Trust Agreement on which the denial of the claim is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

12.02	Review. If a claim is denied and the claimant wishes to appeal the denial, the claimant or his duly authorized representative must, within 60 days after the receipt by the claimant of a written notice of denial of the claim, file a written request with the Committee that it review the denial of the claim for benefits. If the claimant does not file such a request within such 60-day period, the claimant shall be conclusively presumed to have accepted as final and binding the initial decision of the Benefits Administration Committee on his claim. If such an appeal is so filed within such 60-day period, the Committee shall conduct a full and fair review of such claim. During such full review, the claimant (or his duly authorized representative) shall be provided with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits and reasonable access to and copies of, upon request and free of charge, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, such full and fair review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

After the completion of such full review, the Committee shall mail or deliver to the claimant a written decision on the matter, within a reasonable time, but in no event later than 60 days after receipt of the request for review unless special circumstances require an extension of time for processing. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant who filed the appeal setting forth the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision on review, and shall be furnished prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. In the case of an adverse benefit determination on review, the notice of the determination shall be written in a manner calculated to be understood by the claimant and shall include (a) one or more specific reasons for the decision, (b) specific reference(s) to the provisions of the Plan and/or Trust Agreement on which the decision was based, and (c) shall, to the extent not prohibited by applicable law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also (x) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (y) describe any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
            IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Restatement of the Puerto Rico Savings & Investment Plan on December 8, 2009.

RAI Employee Benefits Committee
By:	/s/ McDara P. Folan, III

SCHEDULE A
COMPENSATION
I.	The following payments are included as Compensation for all Participants:
•	Basic salary.

•	Shift premium pay.

•	Overtime.

•	Commissions.

•	Sales incentive payments.

•	Vacation pay (except as noted in Part II below).

•	Compensation deferred pursuant to salary reduction arrangements under PR Code Section 1165(e).

•	Salary continuation payments prior to the Severance Date.

•	Lump sum payments in lieu of an increase in basic salary.

•	AIAP payments that are eligible to be deferred.
II.	The following payments are not included as Compensation for Participants:

Any form of compensation not listed in Part I, and specifically excluding the following:
•	Vacation pay received in lieu of vacation taken.

•	Moving expenses.

•	Housing differential.

•	Bonus payments unless specifically identified in Part I above.

•	Change of control bonus.

•	Stay-on bonus.

•	Management incentive plan payments unless specifically identified in Part I above.

•	Nondeferrable AIAP payments.

•	Deferrals made pursuant to the Reynolds American Scholastic Savings Plan.

•	Christmas bonus.

SCHEDULE B
PARTICIPATING COMPANIES

Unit	Eligible Employees
R. J. Reynolds Tobacco (CI), Co.	As described in Section 1.19 of the Plan.